EXHIBIT 23.1

                              CONSENT OF ACCOUNTANT



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To Board of Directors
Brilliant Sun Industry Co.
 and Yi Wan Group, Inc.

                    Consent of Independent Accountants

     We consent to the incorporation by reference in the Registration Statement of Brilliant Sun Industry Co. on Form S-4 of our report dated March 13, 2000 on our audits of the financial statements of Shun De Yi Wan Communication Equipment Plant Co., Ltd., Jiaozuo Yi Wan Hotel Co., Ltd. and Yi Wan Maple Leaf High Technology Agriculture Developing Ltd. Co. as of December 31, 1999 and 1998 and for the year then ended, which reports are incorporated by reference in the S-4 registration statement.




Moore Stephens Frazer and Torbet, LLP
Certified Public Accountants

May 24, 2000


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